                              EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT (this "AGREEMENT"), made and entered into as of the _____ day of __________, 1995, by and between Lamonts Apparel, Inc., a Delaware corporation, as debtor-in-possession (the "COMPANY"), and Loren R. Rothschild ("ROTHSCHILD").

          WITNESSETH:

          WHEREAS, the Company and Rothschild have previously entered into the employment agreement, dated as of December 28, 1994 (the "DECEMBER AGREEMENT"), between such persons;

          WHEREAS, the Company has filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code commencing a Chapter 11 case (the "CASE"), and has remained debtor-in-possession therein;

          WHEREAS, subject to the approval of the United States Bankruptcy Court for the Western District of Washington (the "BANKRUPTCY COURT"), this Agreement will supersede and replace the December Agreement; and

          WHEREAS, the Company desires to employ Rothschild on the terms and conditions set forth in this Agreement, and Rothschild desires to be employed by the Company on such terms and conditions.

          NOW, THEREFORE, the Company and Rothschild agree as follows:

          1. EMPLOYMENT OF ROTHSCHILD; SERVICES TO BE PERFORMED. The Company hereby agrees to employ Rothschild, and Rothschild agrees to enter into the employment of the Company, on the terms and conditions set forth in this Agreement. Rothschild agrees during the term of his employment to devote such portion of his business and professional time, efforts, skills and abilities to the performance of his duties as stated herein and to the furtherance of the Company's business as the Chairman of the Board of Directors of the Company may reasonably direct.

          Rothschild's job title will be Vice Chairman of the Board of Directors of the Company and his duties will be those as are mutually determined by the Chairman and the Vice Chairman of the Board of Directors of the Company, consistent with the position of

Vice Chairman, including managing the legal, financial and administrative functions of the Company.

          As used herein, the term "Plan" shall mean a Plan of Reorganization confirmed by the Bankruptcy Court contemplating the continuation of the business of the Company that has been accepted by (i) at least two-thirds in dollar amount and a majority in number of the holders of Senior Claims (as defined in the Fourth Supplemental Indenture, dated October 18, 1994, between the Company and First Trust National Association, to the Indenture made and entered into as of October 30, 1992, relating to the 10.25% Subordinated Notes of the Company due 1999 (the "Notes")) actually voting to accept or reject the Plan and (ii) at least two-thirds in dollar amount and a majority in number of the holders of the Notes actually voting to accept or reject the Plan.

          2.   TERM.  Unless terminated at an earlier date in accordance with
Section 8, the term of this Agreement (the "INITIAL TERM") shall continue until the 90th day following the effective date of the Plan (the "Effective Date"); PROVIDED, HOWEVER, that the Company may, by written notice delivered not less than 30 days prior to the expiration of the Initial Term, extend the term of this Agreement for an additional one year period commencing on the 91st day following the Effective Date (the Initial Term and such extension, if any, the "TERM").

          3.   COMPENSATION.

               (a) BASE SALARY. Subject to Section 8 hereof, as compensation for Rothschild's services hereunder, the Company shall pay to Rothschild a base salary of $240,000 per year, payable in equal monthly installments of $20,000, in arrears at the end of each calendar month during the Initial Term. If the Term is extended in accordance with Section 2 hereof, such base salary for the remainder of the Term shall be increased to $365,000, payable in equal monthly installments of $30,416.67, in arrears at the end of each calendar month during the remainder of the Term.

               (b) REORGANIZATION BONUS. Subject to Section 8 hereof, as compensation for Rothschild's services hereunder, if the Plan is confirmed, the Company shall pay to Rothschild, upon the Effective Date, a bonus in an amount equal to the sum of (1) $186,667 plus (2) the Performance Bonus (as calculated below). The portion of the Reorganization Bonus payable pursuant to 2(b)(2) shall be payable on the later of (A) the Effective Date and (B) the date actual EBITDA for the 12 months ended February 3, 1996, can be determined.


If the EBITDA
Ratio is            The Performance Bonus Shall Equal:
- -----------         ---------------------------------

100% or more        $163,333

90 - 100%           $163,333 x the EBITDA Ratio (defined below)

70 - 90%            $147,000 - ($245,000 x (90% - the EBITDA Ratio))

40 - 70%            $98,000 - ($326,666 x (70% - the EBITDA Ratio))

40% or less         $0


          "EBITDA Ratio" shall mean a fraction, (i) the numerator of which is actual EBITDA (defined below) for the twelve months ended February 3, 1996 and
(ii) the denominator of which is $6,350,000.

          "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization, and reorganization and restructuring expenses, and shall be calculated in the manner set forth in the Lamonts Apparel, Inc. Projected Statement of Earnings for Fiscal Year 1995, as filed with the Bankruptcy Court on or about February 13, 1995.

          The Reorganization Bonus shall be an Expense of Administration obligation of the Company; PROVIDED, that if the portion of the Reorganization Bonus payable pursuant to 2(b)(2) can not be determined 10 days after the Effective Date, any requirement that funds be set aside or reserved for the payment of such portion of the Reorganization Bonus shall at such time be waived by the parties hereto.

               (c) PERFORMANCE BONUS. If the Term is extended in accordance with Section 2 hereof, in addition to the base salary to which Rothschild shall be entitled, the Company shall pay to Rothschild a performance bonus in an amount to be determined by the Board of Directors of the Company; PROVIDED, that prior to the Effective Date, any such amount shall be subject to the approval of the Bankruptcy Court.

          4. STOCK OPTIONS. On the Effective Date, the Company shall be obligated to issue to management and employees of the Company options (the "Options") to purchase, in the aggregate, a number of shares of common stock of the Company ("Common Stock") equal to the product of (i) the sum of (A) 10% plus
(B) 2-1/2% times the Consideration Ratio (as defined below), times (ii) the fully diluted number of shares of Common Stock to be outstanding immediately following the Effective Date, of which the Executive shall be entitled to receive, and the Company shall be obligated to issue, Options to purchase a number of shares of Common Stock at least equal to the product of (i) the sum of (A) 1 1/2% plus (B) 1/2% times the Consideration Ratio, times (ii) the fully diluted number of shares of Common Stock to be outstanding immediately following the Effective Date.

          As used herein, the term "Consideration Ratio" shall mean a fraction,
(i) the numerator of which is the lesser of (A) $15.0 million and (B) the aggregate stated or face value of all debt and the aggregate liquidation value of all preferred stock issued under the Plan (other than debt or preferred stock issued in respect of secured claims or in connection with lease obligations) (collectively, "New Debt") and (ii) the denominator of which is $15.0 million.

          The Options shall have a term of ten years and an exercise price per share equal to the greater of (i) the par value per share of Common Stock and
(ii) the quotient obtained by dividing (A) $10 million minus the present value of the New Debt (calculated at an effective annual discount rate of 10%) by (B) the fully diluted number of shares of Common Stock to be outstanding immediately following the Effective Date. Such Options shall vest on the Effective Date; PROVIDED, that if the Initial Term is extended in accordance with Section 2 hereof, such Options shall vest (x) 50% upon the Effective Date and (y) 50% on the first anniversary of the Effective Date; PROVIDED, FURTHER, that if this Agreement is thereafter terminated pursuant to Section 8(a)(i), such Options shall vest in full upon the date of such termination.

          The fully diluted number of shares outstanding at any time shall be calculated as if all outstanding options (including any non-vested options) had been exercised at such time.

          5. TAX WITHHOLDING; WAIVER OF BENEFITS. The Company has the right to deduct from all compensation and amounts payable to Rothschild under this Agreement social security (FICA) taxes and all federal, state, municipal or other such taxes, deductions or charges as may now be in effect or that may hereafter be enacted or required. During the Initial Term, Rothschild hereby waives, to the fullest extent permitted by applicable law, all benefits and executive perquisites provided to employees of the Company, including, without limitation, those provided to its senior executives (but excluding benefits and perquisites provided to directors of the Company, including (without limitation), directors' and officers' liability insurance).

          6. EXPENSES. Rothschild acknowledges that the performance of his duties hereunder will require significant travel, primarily to Bellevue, Washington, and agrees to be present in such other locations at such other times as the Chairman of the Board of Directors may reasonably request. Rothschild shall be reimbursed by the Company, in accordance with its reimbursement policy from time to time in effect, for all reasonable and necessary out-of-pocket expenses incurred by him in performing his duties under this Agreement, including (without limitation) hotel, rental car, airfare and other reasonable travel expenses between Rothschild's home in Los Angeles, California, and Bellevue, Washington. Rothschild shall be furnished with a suitable office and secretarial assistance at the Company's headquarters.

          7.   CONFIDENTIAL INFORMATION.

               (a) CONFIDENTIALITY. Except as permitted or directed by the Company's Board of Directors through written authorization, during the Term and for a period of two years thereafter, Rothschild shall not, and shall not permit any of his affiliates or representatives (collectively, "REPRESENTATIVES") to, divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company which Rothschild or any of his Representatives has acquired or becomes acquainted with or will acquire or become acquainted with prior to the termination of this Agreement, whether developed by itself or by others, concerning any trade secrets, confidential or secret designs, directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. The foregoing obligations of confidentiality, however, shall not apply to disclosure of any knowledge or information that is required by any governmental agency or instrumentality to be disclosed or is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Rothschild or any of his Representatives; PROVIDED, HOWEVER, that, in the case of a governmental agency or instrumentality seeking disclosure of such confidential material, Rothschild agrees to provide the Company with prompt notice, sufficient information and reasonable assistance so that the Company can seek an appropriate order or other appropriate remedy or, if the Company wishes, waive Rothschild's compliance with this Section 7.

               (b) CONFIDENTIAL MATERIALS. Upon termination of this Agreement and upon written request of the Company, Rothschild agrees to deliver promptly to the Company all written confidential or secret knowledge or information of the Company, including, without limitation, all analyses, compilations, studies or other documents or records prepared by Rothschild, his Representatives or any others, and all copies or other reproductions of any of the aforementioned items.

          8.   TERMINATION.

               (a) BASES FOR TERMINATION. Notwithstanding any other provision hereof, this Agreement and the relationship created hereunder between the Company and Rothschild shall terminate prior to the expiration of the Term only upon the occurrence of any one of the following events:

                    (i) 30 days after delivery to Rothschild by the Company of written notice of the Company's voluntary and unilateral termination of this Agreement;

                    (ii) At any time prior to extension of the Term in accordance with Section 2 hereof, 30 days after delivery to the Company by Rothschild of written notice of Rothschild's voluntary and unilateral termination of this Agreement; or

                    (iii) immediately after delivery to Rothschild by the Company of written notice of termination for "cause." For purposes of this Agreement, "cause" shall mean (A) any dishonest or fraudulent act or course of conduct by Rothschild, or other act or course of conduct by Rothschild constituting a criminal act or that results in improper gain or personal enrichment of Rothschild at the expense of the Company, or the commission by Rothschild of an act or a course of conduct involving moral turpitude, or Rothschild's insubordination to the Board of Directors of the Company; or
(B) the engaging by Rothschild in willful misconduct or gross negligence that is injurious to the Company; or (C) a material breach by Rothschild of any of the terms or conditions of this Agreement or of policies reasonably established by the Board of Directors of the Company, or Rothschild's material neglect of his duties or of the Company's business, PROVIDED, HOWEVER, that no such termination pursuant to this clause (C) shall be effective unless the Company shall have given Rothschild ten days' prior written notice specifying the manner in which Rothschild's conduct or performance fails to comply with this clause (C) and Rothschild shall not have cured such non-complying conduct or performance within such 30-day period. (Termination pursuant to this clause (C) shall be effective 30 days after such notice unless such conduct has been cured in the good faith judgment of the Board of Directors of the Company.)

               (b)  EFFECT OF TERMINATION.

                    (i)       If this Agreement is terminated pursuant to
Section 8(a)(i), Rothschild shall be entitled to receive only (A) the unpaid portion of his base salary that would have been payable pursuant to Section 3(a) during the Termination Period (defined below) had this Agreement not been so terminated, which shall be paid to Rothschild in arrears at the end of each calendar month during such period, plus (B) if the Effective Date occurs on or prior to the 270th day following the date of termination, (i) the amount payable pursuant to Section 3(b) and (ii) the securities to which Rothschild would have been entitled pursuant to Section 4, in each case had this Agreement not been so terminated, in each case upon the Effective Date, plus (C) any unreimbursed expenses payable pursuant to Section 6, which shall be paid to Rothschild within ten business days after the date that Rothschild submits to the Company reasonable documentation of such unreimbursed expenses. "TERMINATION PERIOD" shall mean the period beginning on the effective date of termination and ending
(i) during the Initial Term on the earlier of (x) the one-year anniversary of such date and (y) the Effective Date and (ii) if the Term is extended in accordance with Section 2 hereof, on the last day of the Term.

                    (ii)      If this Agreement is terminated pursuant to
Section 8(a)(ii) or (iii), Rothschild shall be entitled to receive only (A) his base salary payable pursuant to Section 3(a), pro-rated through the effective date of such termination, which shall be paid to Rothschild on the effective date of such termination, plus (B) any unreimbursed expenses payable pursuant to
Section 6, which shall be paid to Rothschild within ten business days after the date that Rothschild submits to the Company reasonable documentation of such unreimbursed expenses. If this Agreement is terminated pursuant to Section 8(a)(ii) or (iii) on or prior to June 21, 1995, Rothschild shall repay to the Company an amount equal to $62,500.00, which shall be paid on the effective date of such termination, and netted against amounts otherwise owed pursuant to this clause (ii).

               (c) GENERAL RELEASE. Acceptance by Rothschild of any amounts pursuant to this Section 8 shall constitute a full and complete release by Rothschild of any and all claims Rothschild may have against the Company, its officers, directors, and affiliates, including, but not limited to, claims he might have relating to Rothschild's cessation of employment with the Company; provided, however, that there may be properly excluded from the scope of such general release the following:

                    (i) claims that Rothschild may have against the Company for reimbursement of reasonable and necessary business expenses incurred by him during the course of his employment;

                    (ii) claims that may be made by Rothschild for payment of base salary properly due to him; or

                    (iii) claims respecting matters for which Rothschild is entitled to be indemnified under the Company's Certificate of Incorporation or Bylaws, respecting third-party claims asserted or third-party litigation pending or threatened against Rothschild.

A condition to Rothschild's receipt of any amounts pursuant to this Section 8 shall be Rothschild's execution and delivery of a general release as described above. In exchange for such release, the Company shall, if Rothschild's employment is terminated without cause, provide a release to Rothschild, but only with respect to claims against Rothschild that are actually known to the Company as of the time of such termination.


          9. LIABILITY OF ROTHSCHILD. Rothschild assumes no responsibility under this Agreement, other than to perform the services to be performed hereunder in good faith and to maintain the confidentiality of any confidential
or secret information of the Company pursuant to Section 7.   Rothschild shall
not be liable to the Company, except by reason of acts constituting bad faith, willful misfeasance, gross negligence or reckless disregard of his duties.

          The Company shall maintain directors' and officers' insurance policies during the Term and for a period of twelve months thereafter on substantially the same terms as the Corporation's current policies; PROVIDED that if any insurer shall cancel or refuse to renew any such policy and the Company is unable to obtain a replacement policy on substantially the same terms reasonably satisfactory to Rothschild, the Company will timely exercise any and all options thereunder, and pay any and all premiums or other charges necessary, to extend the period during which claims may be made thereunder; PROVIDED FURTHER, that the Company shall not be required to pay such premiums or other charges necessary to extend such period if they are substantially in excess of the premiums in effect on the date hereof. If the Company does not maintain directors' and officers' insurance at any time during the Term, Rothschild may terminate this Agreement immediately and such termination shall be treated as a termination under 8(a)(i) hereof.

          10. OTHER BUSINESS ACTIVITIES. The Company acknowledges and agrees that Rothschild may perform consulting services for other persons; PROVIDED, HOWEVER, that Rothschild may not perform consulting or other services for any retail apparel chain that is competitive with the Company or its subsidiaries in any geographical area in which the Company or any of its subsidiaries engages in business. Subject to the foregoing proviso, nothing in this Agreement shall restrict or limit the right of Rothschild, the Company or their respective affiliates or associates to engage in whatever activities they choose, whether or not competitive with matters covered by this Agreement, and none of them shall, as a result of this Agreement, have any obligation to offer any interest in such activities to any party hereto.

          11.    ARBITRATION - EXCLUSIVE REMEDY.

               (a) Except as otherwise provided herein, the parties agree that the exclusive remedy or method of resolving all disputes or questions arising out of or relating to this Agreement shall be arbitration; PROVIDED, HOWEVER, that prior to the Effective Date, all disputes or questions arising out of or relating to this Agreement shall be resolved by the Bankruptcy Court. Arbitration shall be held in Seattle, Washington, presided over by one arbitrator. Any arbitration may be initiated by either party by written notice ("Arbitration Notice") to the other party specifying the subject of the requested arbitration.

               (b) If the parties are unable to mutually select an arbitrator to hear the matter, then the American Arbitration Association, upon application of the initiating party, shall provide a panel of arbitrators from which the parties shall select one to hear the matter.

               (c) The arbitration proceeding shall be conducted in accordance with the Rules for Resolution of Employment Disputes of the American Arbitration Association. The administrative costs of arbitration (including the expense of a party in preparing for and presenting the party's case at the arbitration and of the fees and expenses of legal counsel to a party, all of which shall be borne by that party), shall be borne by the Company only if Rothschild receives substantially the relief sought by him in the arbitration; otherwise, the costs shall be borne equally between the parties. The arbitration determination or award shall be final and conclusive on the parties, and judgment upon such award may entered and enforced in any court of competent jurisdiction.

          12.  MISCELLANEOUS.

               (a)  ASSIGNMENT.    The Company shall have the right to assign
this Agreement to its successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of the

Company's assets or all of its stock, or with which the Company merges or consolidates. The rights, duties and benefits to Rothschild hereunder are personal to him, and no such right or benefit may be assigned by him.

               (b) GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF WASHINGTON AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SAID STATE WITHOUT CONSIDERATION OF ANY CONFLICTS OF LAW PROVISIONS THEREOF.

               (c) ENTIRE AGREEMENT. This Agreement evidences the entire understanding and agreement of the parties hereto relative to the employment arrangement between Rothschild and the Company and the other matters discussed herein. This Agreement supersedes any and all other agreements and understandings, whether written or oral, relative to the matters discussed herein.

               (d) SEVERABILITY. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. If any term, provision covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ a valid, legal, nonvoid and enforceable alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

               (e) AMENDMENTS/WAIVERS. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

               (f) HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               (g) COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

               (h) NOTICES. Any notices or other communications to the Company or Rothschild required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                    (i)       If to the Company:

                              Lamonts Apparel, Inc.
                              3650 131st Avenue S.E.
                              Bellevue, Washington 98006
                              Telecopier No.:  (206) 644-2569
                              Attention:  Chief Executive Officer

                    (ii)      If to Rothschild:

                              Loren R. Rothschild
                              1201 Tower Grove Drive
                              Beverly Hills, California 90210
                              Telecopier No.:  (310) 271-1784

The Company or Rothschild by notice to the other party may designate additional or different addresses as shall be furnished in writing by such party. Any notice or communication to the Company or Rothschild shall be deemed to have been given or made as of the date so delivered, if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; and five business days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

               (i) SUBJECT TO COURT APPROVAL. This Agreement is, in all respects, subject to the approval of the Bankruptcy Court.

          IN WITNESS WHEREOF, the Company and Rothschild have executed this Agreement as of the date set forth in the first paragraph.

                                   LAMONTS APPAREL, INC., debtor-in-possession


                                   By: _______________________________
                                       Name:    Alan Schlesinger
                                       Title:   Chairman and
                                                Chief Executive Officer


                                        ____________________________
                                          LOREN R. ROTHSCHILD